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                            CERTIFICATE OF FORMATION

                                       OF

                         CLARION VALUE MASTER FUND, LLC


1. The name of the limited liability company is

                         CLARION VALUE MASTER FUND, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of
   Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.



     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of CLARION VALUE MASTER FUND, LLC this 18th day of June, 2002.




                                        /s/ Andrew S. Quinn
                                        ---------------------------------------
                                        Name:  Andrew S. Quinn
                                        Title: Authorized Person